Exhibit 99.1

8333 Douglas Avenue, Suite 1100 Dallas, Texas 75225 T 214.238.5700 F 214.238.5701

Capital Southwest Announces Financial Results for First Fiscal Quarter Ended June 30, 2023 and Announces Increase in Total Dividends to $0.62 per share for the Quarter Ended September 30, 2023
CSWC Reports Pre-Tax Net Investment Income of $0.67 Per Share for Quarter Ended June 30, 2023
Dallas, Texas – August 7, 2023 – Capital Southwest Corporation (“Capital Southwest,” “CSWC” or the “Company”) (Nasdaq: CSWC), an internally managed business development company focused on providing flexible financing solutions to support the acquisition and growth of middle market businesses, today announced its financial results for the first fiscal quarter ended June 30, 2023.
First Quarter Fiscal Year 2024 Financial Highlights
•Total Investment Portfolio: $1.3 billion
◦Credit Portfolio of $1.1 billion:
▪97% 1st Lien Senior Secured Debt
▪$108.0 million in new committed credit investments
▪Weighted Average Yield on Debt Investments: 12.9%
▪Current non-accruals with a fair value of $22.4 million, representing 1.7% of the total investment portfolio
◦Equity Portfolio of $122.5 million, excluding investment in I-45 Senior Loan Fund ("I-45 SLF")
▪$3.9 million in new equity co-investments
◦CSWC Investment in I-45 SLF of $51.9 million at fair value
▪I-45 SLF portfolio of $131.7 million
•Portfolio consists of 33 issuers: 95% 1st Lien Debt
▪$78.0 million of debt outstanding at I-45 SLF
•I-45 SLF fund leverage of 1.20x debt to equity at fair value
▪I-45 SLF paid a $2.1 million quarterly dividend to CSWC; an annualized yield of 16.5%
•Pre-Tax Net Investment Income: $25.0 million, or $0.67 per weighted average share outstanding
•Dividends: Paid $0.54 per share Regular Dividend and $0.05 per share Supplemental Dividend
◦118% LTM Pre-Tax NII Regular Dividend Coverage
◦Total Dividends for the quarter ended June 30, 2023 of $0.59 per share
•Net Realized and Unrealized Depreciation: $0.7 million
◦$0.6 million of net appreciation related to I-45 SLF
◦$0.6 million of net depreciation related to the credit portfolio
◦$0.7 million of net depreciation related to the equity portfolio

•Balance Sheet:
◦Cash and Cash Equivalents: $21.3 million
◦Total Net Assets: $636.2 million
◦Net Asset Value (“NAV”) per Share: $16.38

In commenting on the Company’s results, Bowen Diehl, President and Chief Executive Officer, stated, “The June quarter was another strong quarter for Capital Southwest, with solid originations in six new and seven existing portfolio companies and a well-performing portfolio that produced $0.67 of pre-tax net investment income for the quarter, which more than earned both our $0.54 per share regular dividend and our $0.05 per share supplemental dividend paid for the quarter. On the capitalization front, we continued to programmatically raise equity through our equity at-the-market program, raising $45.6 million in gross proceeds at 110% of the prevailing NAV per share during the quarter. Over the past twelve months, we have raised over $160 million in equity capital, reducing our regulatory leverage from 1.10x down to 0.87x as of the June 30, 2023 quarter end. In addition, during the quarter, we successfully raised approximately $72 million in unsecured notes due 2028, which further diversified our balance sheet liability structure. In consideration of the performance of our portfolio, improvements in our operating leverage, and rising market interest rates, the Board of Directors has declared an increase in our regular quarterly dividend to $0.56 per share for the September 30, 2023 quarter. In addition, given the excess earnings being generated by our floating rate debt portfolio, our Board of Directors has also declared a supplemental dividend of $0.06 per share for the September 30, 2023 quarter, resulting in total dividends for the September 30, 2023 quarter of $0.62 per share. While future dividend declarations are at the discretion of our Board of Directors, it is our intent to continue to distribute quarterly supplemental dividends for the foreseeable future while base rates remain materially above long-term historical averages and we have a meaningful UTI balance. Finally, we are very pleased to have received an investment grade rating from Fitch Ratings during the quarter. We now have investment grade ratings from both Moody's and Fitch, which we believe is further market corroboration of our strong investment track record, first lien focused investment strategy, and prudent balance sheet management.”

First Quarter Fiscal Year Investment Activities
Originations
During the quarter ended June 30, 2023, the Company originated $111.9 million in new commitments, consisting of investments in six new portfolio companies totaling $98.6 million and add-on commitments in seven portfolio companies totaling $13.3 million. New portfolio company investment transactions that closed during the quarter ended June 30, 2023 are summarized as follows:
Edge Autonomy Holdings, LLC, $22.5 million 1st Lien Senior Secured Debt, $4.0 million Revolving Loan: Edge Autonomy designs and manufactures highly engineered autonomous and unmanned aircraft systems utilized in military, civilian and academic applications.
FS Vector, LLC, $18.0 million 1st Lien Senior Secured Debt, $2.0 million Revolving Loan, $1.0 million Common Equity: FS Vector is an independent strategic advisory firm offering solutions to fintech clients navigating challenging and complicated regulatory and market environments.
Bond Brand Loyalty ULC, $18.0 million 1st Lien Senior Secured Debt, $2.0 million Revolving Loan, $1.0 million Preferred and Common Equity: Bond Brand Loyalty is a diversified, tech-enabled customer loyalty and engagement services firm that provides large corporate customers with the combined capabilities of a strategic consultancy, software provider, and marketing agency to design, implement, and operate consumer and employee loyalty programs.
Heat Trak, LLC, $11.5 million 1st Lien Senior Secured Debt with Warrants: Heat Trak is the original developer and leading marketer of portable electric snow and ice melting mats and accessories.
HH-Inspire Acquisition, Inc. (dba Inspire Aesthetics), $8.0 million 1st Lien Senior Secured Debt, $0.8 million Revolving Loan, $0.3 million Preferred Equity: Inspire Aesthetics is a multi-location plastic surgery and aesthetics platform offering a comprehensive range of procedures and treatments.
LKC Technologies, Inc., $6.5 million 1st Lien Senior Secured Debt, $2.0 million Revolving Loan, $1.0 million Preferred Equity: LKC Technologies sells RETeval, the only FDA cleared hand-held electroretinography device on the market today.

Prepayments and Exits
During the quarter ended June 30, 2023, the Company received proceeds from the sale of one equity investment totaling $3.4 million.
Chandler Signs: Proceeds of $3.4 million, generating an IRR of 13.0% since original closing in January 2016.

First Fiscal Quarter 2024 Operating Results
For the quarter ended June 30, 2023, Capital Southwest reported total investment income of $40.4 million, compared to $37.2 million in the prior quarter. The increase in investment income was primarily attributable to an increase in average debt investments outstanding and an increase in the weighted average yield on investments.
For the quarter ended June 30, 2023, total operating expenses (excluding interest expense) were $5.7 million, compared to $5.6 million in the prior quarter.
For the quarter ended June 30, 2023, interest expense was $9.7 million as compared to $8.8 million in the prior quarter. The increase was primarily attributable to an increase in average debt outstanding and an increase in the weighted average interest rate on total debt.
For the quarter ended June 30, 2023, total pre-tax net investment income was $25.0 million, compared to $22.8 million in the prior quarter.
During the quarter ended June 30, 2023, Capital Southwest recorded total net realized and unrealized losses on investments of $0.7 million, compared to $4.2 million of total net realized and unrealized losses in the prior quarter. For the quarter ended June 30, 2023, this included net realized and unrealized gains on I-45 SLF of $0.6 million, net unrealized losses on debt investments of $0.6 million and net realized and unrealized losses on equity investments of $0.7 million. The net increase in net assets resulting from operations was $23.8 million for the quarter, compared to $18.2 million in the prior quarter.
The Company’s NAV at June 30, 2023 was $16.38 per share, as compared to $16.37 at March 31, 2023. The increase in NAV per share from the prior quarter is primarily due to pre-tax net investment income in excess of dividends paid for the quarter, as well as the issuance of common stock at a premium to NAV per share through the Equity ATM Program (as described below), partially offset by net realized and unrealized losses on investments and the issuance of restricted stock awards.

Liquidity and Capital Resources
At June 30, 2023, Capital Southwest had approximately $21.3 million in unrestricted cash and money market balances, $195.0 million of total debt outstanding on the Credit Facility (as defined below), $139.1 million, net of unamortized debt issuance costs, of the 4.50% Notes due January 2026 outstanding, $147.4 million, net of unamortized debt issuance costs, of the 3.375% Notes due October 2026, $69.3 million, net of unamortized debt issuance costs, of the 7.75% Notes due August 2028 and $121.4 million, net of unamortized debt issuance costs, of SBA Debentures (as defined below) outstanding. As of June 30, 2023, Capital Southwest had $204.4 million in available borrowings under the Credit Facility. The regulatory debt to equity ratio at the end of the quarter was 0.87 to 1.
In June 2023, the Company issued approximately $71.9 million in aggregate principal amount, including the underwriters' full exercise of their option to purchase an additional $9.4 million in aggregate principal amount to cover over-allotments, of 7.75% notes due 2028 (the "August 2028 Notes"). The August 2028 Notes mature on August 1, 2028 and may be redeemed in whole or in part at any time, or from time to time, at the Company’s option on or after August 1, 2025. The August 2028 Notes bear interest at a rate of 7.75% per year, payable quarterly on February 1, May 1, August 1 and November 1 of each year, beginning on August 1, 2023. The August 2028 Notes are the direct unsecured obligations of the Company, rank pari passu with the Company's other outstanding and future unsecured unsubordinated indebtedness and are effectively or structurally subordinated to all of the Company's existing and future secured indebtedness, including borrowings under the Credit Facility and the SBA Debentures. The August 2028 Notes are listed on the Nasdaq Global Select Market under the trading symbol "CSWCZ."

The Company has an "at-the-market" offering (the "Equity ATM Program"), pursuant to which the Company may offer and sell, from time to time through sales agents, shares of its common stock having an aggregate offering price of up to $650,000,000. During the quarter ended June 30, 2023, the Company sold 2,527,458 shares of its common stock under the Equity ATM Program at a weighted-average price of $18.03 per share, raising $45.6 million of gross proceeds. Net proceeds were $44.9 million after commissions to the sales agents on shares sold. Cumulative to date, the Company has sold 19,140,580 shares of its common stock under the Equity ATM Program at a weighted-average price of $20.39, raising $390.3 million of gross proceeds. Net proceeds were $384.0 million after commissions to the sales agents on shares sold. As of June 30, 2023, the Company has $259.7 million available under the Equity ATM Program.
In August 2016, CSWC entered into a senior secured credit facility (the “Credit Facility”) to provide additional liquidity to support its investment and operational activities. Borrowings under the Credit Facility accrue interest on a per annum basis at a rate equal to the applicable SOFR rate plus 2.15%. As of June 30, 2023, the Credit Facility's revolver period ends on August 9, 2025 with a final maturity of August 9, 2026. At June 30, 2023, the Credit Facility had total commitments of $400 million from a group of eleven bank lenders and $195.0 million in borrowings outstanding.
On August 2, 2023, CSWC entered into the Third Amended and Restated Senior Secured Revolving Credit Agreement which (1) increased commitments under the Credit Facility from $400 million to $435 million; (2) added an uncommitted accordion feature that could increase the maximum commitments up to $750 million; (3) extended the end of the Credit Facility's revolving period from August 9, 2025 to August 2, 2027 and extended the final maturity from August 9, 2026 to August 2, 2028; and (4) amended several financial covenants.
On April 20, 2021, our wholly owned subsidiary, Capital Southwest SBIC I, LP (“SBIC I”), received a license from the Small Business Administration (the "SBA") to operate as a Small Business Investment Company ("SBIC") under Section 301(c) of the Small Business Investment Act of 1958, as amended. The SBIC license allows SBIC I to obtain leverage by issuing SBA-guaranteed debentures ("SBA Debentures"), subject to the issuance of a leverage commitment by the SBA. SBA debentures are loans issued to an SBIC that have interest payable semi-annually and a ten-year maturity. The interest rate is fixed shortly after issuance at a market-driven spread over U.S. Treasury Notes with ten-year maturities. Current statutes and regulations permit SBIC I to borrow up to $175 million in SBA Debentures with at least $87.5 million in regulatory capital, subject to SBA approval. As of June 30, 2023, SBIC I had a total leverage commitment from the SBA in the amount of $130.0 million, of which $5.0 million remains unused.
In November 2015, I-45 SLF entered into a senior secured credit facility led by Deutsche Bank. On March 30, 2023, the I-45 credit facility was amended to permanently reduce total commitments to $100 million from a group of four bank lenders. After giving effect to the amendment, borrowings under the I-45 credit facility bear interest at a rate equal to Term SOFR plus 2.41%. The I-45 credit facility is scheduled to mature in March 2026. As of June 30, 2023, I-45 SLF had $78.0 million in borrowings outstanding under the I-45 credit facility.

Share Repurchase Program
On July 28, 2021, the Company's board of directors (the "Board") approved a share repurchase program authorizing the Company to repurchase up to $20 million of its outstanding shares of common stock in the open market at certain thresholds below its NAV per share, in accordance with guidelines specified in Rules 10b5-1(c)(1)(i)(B) and 10b-18 under the Securities Exchange Act of 1934. On August 31, 2021, the Company entered into a share repurchase agreement, which became effective immediately, and the Company will cease purchasing its common stock under the share repurchase program upon the earlier of, among other things: (1) the date on which the aggregate purchase price for all shares equals $20 million including, without limitation, all applicable fees, costs and expenses; or (2) upon written notice by the Company to the broker that the share repurchase agreement is terminated. During the quarter ended June 30, 2023, the Company did not repurchase any shares of the Company’s common stock under the share repurchase program.

Regular Dividend of $0.56 Per Share and Supplemental Dividend of $0.06 Per Share for Quarter Ended September 30, 2023

On August 3, 2023, the Board declared a total dividend of $0.62 per share for the quarter ended September 30, 2023, comprised of a Regular Dividend of $0.56 per share and a Supplemental Dividend of $0.06 per share.
The Company's dividend will be payable as follows:

Regular Dividend

Amount Per Share: $0.56
Ex-Dividend Date: September 14, 2023
Record Date: September 15, 2023
Payment Date: September 29, 2023

Supplemental Dividend

Amount Per Share: $0.06
Ex-Dividend Date: September 14, 2023
Record Date: September 15, 2023
Payment Date: September 29, 2023

When declaring dividends, the Board reviews estimates of taxable income available for distribution, which may differ from net investment income under generally accepted accounting principles. The final determination of taxable income for each year, as well as the tax attributes for dividends in such year, will be made after the close of the tax year.

Capital Southwest maintains a dividend reinvestment plan ("DRIP") that provides for the reinvestment of dividends on behalf of its registered stockholders who hold their shares with Capital Southwest’s transfer agent and registrar, American Stock Transfer and Trust Company.  Under the DRIP, if the Company declares a dividend, registered stockholders who have opted into the DRIP by the dividend record date will have their dividend automatically reinvested into additional shares of Capital Southwest common stock.

First Quarter 2024 Earnings Results Conference Call and Webcast
Capital Southwest has scheduled a conference call on Tuesday, August 8, 2023, at 11:00 a.m. Eastern Time to discuss the first quarter 2024 financial results. You may access the call by using the Investor Relations section of Capital Southwest's website at www.capitalsouthwest.com, or by using http://edge.media-server.com/mmc/p/u3nrxpe8.
An audio archive of the conference call will also be available on the Investor Relations section of Capital Southwest’s website.
For a more detailed discussion of the financial and other information included in this press release, please refer to the Capital Southwest's Form 10-Q for the period ended June 30, 2023 to be filed with the Securities and Exchange Commission and Capital Southwest’s First Fiscal Quarter 2024 Earnings Presentation to be posted on the Investor Relations section of Capital Southwest’s website at www.capitalsouthwest.com.

About Capital Southwest
Capital Southwest Corporation (Nasdaq: CSWC) is a Dallas, Texas-based, internally managed business development company with approximately $1.3 billion in investments at fair value as of June 30, 2023. Capital Southwest is a middle market lending firm focused on supporting the acquisition and growth of middle market businesses with $5 million to $35 million investments across the capital structure, including first lien, second lien and non-control equity co-investments. As a public company with a permanent capital base, Capital Southwest has the flexibility to be creative in its financing solutions and to invest to support the growth of its portfolio companies over long periods of time.

Forward-Looking Statements
This press release contains historical information and forward-looking statements with respect to the business and investments of Capital Southwest, including, but not limited to, the statements about Capital Southwest's future performance and financial performance and financial condition, and the timing, form and amount of any distributions or supplemental dividends in the future. Forward-looking statements are statements that are not historical statements and can often be identified by words such as "will," "believe," "expect" and similar expressions and variations or negatives of these words. These statements are based on management's current expectations, assumptions and beliefs. They are not guarantees of future results and are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. These risks include risks related to: changes in the markets in which Capital Southwest invests; changes in the financial, capital, and lending markets; changes in the interest rate environment and its impact on our business and our portfolio companies; regulatory changes; tax treatment; our ability to operate our wholly owned subsidiary, Capital Southwest SBIC I, LP, as a small business investment company; an economic downturn and its impact on the ability of our portfolio companies to operate and the investment opportunities available to us; the impact of supply chain constraints and labor shortages on our portfolio companies; and the elevated levels of inflation and its impact on our portfolio companies and the industries in which we invests.

Readers should not place undue reliance on any forward-looking statements and are encouraged to review Capital Southwest's Annual Report on Form 10-K for the year ended March 31, 2023 and any subsequent filings, including the "Risk Factors" sections therein, with the Securities and Exchange Commission for a more complete discussion of the risks and other factors that could affect any forward-looking statements. Except as required by the federal securities laws, Capital Southwest does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Investor Relations Contact:
Michael S. Sarner, Chief Financial Officer
214-884-3829

CAPITAL SOUTHWEST CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(In thousands, except shares and per share data)

	June 30,	March 31,
	2023	2023
	(Unaudited)
Assets
Investments at fair value:
Non-control/Non-affiliate investments (Cost: $1,025,318 and $947,829, respectively)	$1,046,398	$966,627
Affiliate investments (Cost: $180,907 and $191,523, respectively)	187,058	188,505
Control investments (Cost: $80,800 and $80,800, respectively)	51,862	51,256
Total investments (Cost: $1,287,025 and $1,220,152, respectively)	1,285,318	1,206,388
Cash and cash equivalents	21,278	21,585
Receivables:
Dividends and interest	19,743	18,430
Escrow	467	363
Other	819	647
Income tax receivable	102	368
Debt issuance costs (net of accumulated amortization of $5,919 and $5,642, respectively)	3,440	3,717
Other assets	5,836	6,186
Total assets	$1,337,003	$1,257,684

Liabilities
SBA Debentures (Par value: $125,000 and $120,000, respectively)	$121,352	$116,330
January 2026 Notes (Par value: $140,000 and $140,000, respectively)	139,135	139,051
October 2026 Notes (Par value: $150,000 and $150,000, respectively)	147,448	147,263
August 2028 Notes (Par value: $71,875 and $0, respectively)	69,327	—
Credit facility	195,000	235,000
Other liabilities	15,216	16,761
Accrued restoration plan liability	593	598
Income tax payable	876	156
Deferred tax liability	11,855	12,117
Total liabilities	700,802	667,276

Commitments and contingencies (Note 10)

Net Assets
Common stock, $0.25 par value: authorized, 40,000,000 shares; issued, 38,839,918 shares at June 30, 2023 and 38,415,937 shares at March 31, 2023	9,710	9,604
Additional paid-in capital	667,440	646,586
Total distributable (loss) earnings	(40,949)	(41,845)
Treasury stock - at cost, 0 shares at June 30, 2023 and 2,339,512 shares at March 31, 2023	—	(23,937)
Total net assets	636,201	590,408
Total liabilities and net assets	$1,337,003	$1,257,684
Net asset value per share (38,839,918 shares outstanding at June 30, 2023 and 36,076,425 shares outstanding at March 31, 2023)	$16.38	$16.37

CAPITAL SOUTHWEST CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except shares and per share data)

	Three Months Ended
	June 30,
	2023	2022
Investment income:
Interest income:
Non-control/Non-affiliate investments	$30,640	$15,748
Affiliate investments	4,179	2,512
Payment-in-kind interest income:
Non-control/Non-affiliate investments	914	416
Affiliate investments	742	271
Dividend income:
Non-control/Non-affiliate investments	499	550
Affiliate investments	60	101
Control investments	2,144	1,535
Fee income:
Non-control/Non-affiliate investments	945	1,290
Affiliate investments	157	118
Control investments	24	—
Other income	57	2
Total investment income	40,361	22,543
Operating expenses:
Compensation	2,510	1,542
Share-based compensation	963	821
Interest	9,681	5,484
Professional fees	955	849
General and administrative	1,249	1,217
Total operating expenses	15,358	9,913
Income before taxes	25,003	12,630
Federal income, excise and other taxes	599	73
Deferred taxes	(152)	119
Total income tax provision	447	192
Net investment income	$24,556	$12,438
Realized (loss) gain
Non-control/Non-affiliate investments	$(5,806)	$2,549
Affiliate investments	(6,655)	15
Income tax provision	(321)	(244)
Total net realized (loss) gain on investments, net of tax	(12,782)	2,320
Net unrealized appreciation (depreciation) on investments
Non-control/Non-affiliate investments	2,283	(4,551)
Affiliate investments	9,169	(714)
Control investments	606	(5,902)
Income tax provision	(20)	(1,081)
Total net unrealized appreciation (depreciation) on investments, net of tax	12,038	(12,248)
Net realized and unrealized (losses) gains on investments	(744)	(9,928)
Net increase in net assets from operations	$23,812	$2,510
Pre-tax net investment income per share - basic and diluted	$0.67	$0.50
Net investment income per share – basic and diluted	$0.65	$0.49
Net increase in net assets from operations – basic and diluted	$0.63	$0.10
Weighted average shares outstanding – basic and diluted	37,597,884	25,513,534